Exhibit 16.1
FEDERATED EQUITY FUNDS
UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Equity Funds (the "Trust"), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 7 of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust named below to sign on behalf of the Trust the Registration Statement on Form N-14 relating to the proposed reorganization of Rochdale Atlas Fund, a portfolio of the Rochdale Funds, into Federated InterContinental Fund, a portfolio of the Trust.

John W. McGonigle, Secretary
G. Andrew Bonnewell, Assistant Secretary
Andrew P. Cross, Assistant Secretary
Leslie K. Ross, Assistant Secretary
Nelson W. Winter, Assistant Secretary
Todd P. Zerega, Assistant Secretary

WITNESS the due execution hereof this 18th day of May, 2007.

John F. Donahue /S/ John F. Donahue	Peter E. Madden /S/ Peter E. Madden
Thomas G. Bigley /S/ Thomas G. Bigley	Charles F. Mansfield, Jr. /S/ Charles F. Mansfield, Jr.
John T. Conroy, Jr. /S/ John T. Conroy, Jr.	John E. Murray, Jr. /S/ John E. Murray, Jr.
Nicholas P. Constantakis /S/ Nicholas P. Constantakis	Thomas M. O’Neill /S/ Thomas M. O’Neill
John F. Cunningham /S/ John F. Cunningham	Marjorie P. Smuts /S/ Marjorie P. Smuts
J. Christopher Donahue /S/ J. Christopher Donahue	John S. Walsh /S/ John S. Walsh
Lawrence D. Ellis, M.D. /S/ Lawrence D. Ellis, M.D.	James F. Will /S/ James F. Will